Exhibit 4.1

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

No. CW-110601	November 27, 2006

Void After November 27, 2011

THIS CERTIFIES THAT, for value received, Arnold Income Fund LP, with its principal office at, or assigns (the “Holder” or “Purchaser”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from CRYSTAL INTERNATIONAL TRAVEL GROUP, INC., a Delaware corporation, with its principal office at (the “Company”), the Exercise Shares (as defined below), at any time or from time to time during the Exercise Period (as defined below), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed, together with the completed and executed Subscription Form attached hereto and, if applicable, upon payment in cash or by check of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following terms and conditions:

1.             DEFINITIONS.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in that certain Secured Note and Warrant Purchase Agreement, dated as of November 27, 2006 (as the same may be amended from time to time, the “Purchase Agreement”), by and among the Company and the Purchasers identified on the Schedule of Purchasers thereto.  As used herein, the following terms shall have the respective meanings set forth below:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, distributions, combinations, splits, recapitalizations and the like) after the Initial Closing Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the

Board; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board; and (C) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution, or strategic partnering arrangements or other similar transactions approved by the Board of Directors.

“Expiration Date” means five years from the date of this Warrant.

“Exercise Period” means the date the Notice of Conversion of the Notes is given to the Company in accordance with the terms of the Notes issued pursuant to the Purchase Agreement, and ending at 5:00 p.m. (Eastern Time) on the Expiration Date.

“Exercise Price” means, subject to adjustment pursuant to Section 4 below, the price per share shall be $0.10.

“Exercise Shares” means 400,000 shares of the Company’s Common Stock.

2.             EXERCISE OF WARRANT.  This Warrant is exercisable at the option of the holder of record hereof, at any time or from time to time during the Exercise Period for all or any part of the Exercise Shares (but not for a fraction of a share) which may be purchased hereunder.  Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised.  In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time.  The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.             SHARES TO BE FULLY PAID; RESERVATION OF SHARES.  The Company covenants and agrees that the Exercise Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issuance thereof.  The Company further covenants and agrees that from and after the date of the Initial Closing Date, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued shares of Common

Stock, as the case may be, and Common Stock issuable upon conversion of the shares of Common Stock or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant, and the Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation.  The Company will not take any action which would result in any adjustment of the Exercise Price (i) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate of Incorporation, or (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Common Stock, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate of Incorporation.

4.             ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES.  The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4.  Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

4.1          Subdivision or Combination of Stock.  In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

4.2          Dividends in Common Stock, etc.  If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a)           Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b)           any cash paid or payable otherwise than as a cash dividend, or

(c)           Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (b) above and this clause (c)) which such Holder would hold on the date of such exercise had he been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

4.3          Consolidation, Merger or Sale.  If any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transactions shall be effected in such a way that holders of Common Stock, as the case may be, shall be entitled to receive stock, securities, or other assets or property (an “Organic Change”), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Exercise Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Exercise Shares equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby; provided, however, that (in case of a consolidation or merger of the Company with another corporation in which the stockholders of the Company immediately prior to such consolidation or merger, own less than 50% of the surviving entity’s voting power immediately after such consolidation or merger, or the sale of all or substantially all of its assets) in the event the value of the stock, securities or other assets or property (determined in good faith by the Board of Directors of the Company) issuable or payable with respect to one share of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby is in excess of the Exercise Price hereof effective at the time of such consolidation, merger or sale and securities received in such reorganization, if any, are publicly traded, then this Warrant shall automatically, and with no further action necessary on the part of Holder or the Company, be converted into such number of Exercise Shares as would be received by Holder had Holder made the net issue election pursuant to section 2.1 hereof immediately prior to such Organic Change.  In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.  The Company will not effect any such consolidation, merger or sale (other than a consolidation, merger or sale resulting in the automatic conversion of this Warrant pursuant to the first sentence of this paragraph) unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the Holders of a majority of the warrants to purchase Common Stock then outstanding, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

4.4          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Company, at any time after the Initial Closing Date shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Exercise Price in effect on the date of and immediately prior to such issue, then and in such event, the Exercise Price shall be reduced, concurrently with such issue, to the price at which the Additional Shares of Common Stock were issued.

4.5          Certain Events.  If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid.  The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

4.6          Notices of Change.

(a)           Immediately upon any adjustment in the number or class of shares subject to this Warrant and of the Exercise Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b)           The Company shall give written notice to the Holder at least ten (10) business days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

(c)           The Company shall also give written notice to the Holder at least twenty (20) business days prior to the date on which an Organic Change shall take place.

5.             ISSUE TAX.  The issuance of certificates for the Exercise Shares upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

6.             CLOSING OF BOOKS.  The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.

7.             NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY.  Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company.  No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.  No provisions hereof, in the absence of affirmative action by the holder to purchase shares of  Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

8.             WARRANTS TRANSFERABLE.  Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed.  Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company’s option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

9.             REGISTRATION RIGHTS.  Upon exercise of this Warrant, the Company covenants and agrees that it will use commercially reasonable efforts to cause the shares held by Holders to be included in any registration statement filed with the Securities and Exchange Commission relating to an offering for the Company’s own account or the account of others under the Securities Act of 1933 of any of its equity securities, other than on Form S-4 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans.

10.          RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANT.  The rights and obligations of the Company, of the Holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

11.          MODIFICATION AND WAIVER.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12.          NOTICES.  Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as either may from time to time provide to the other.

13.          BINDING EFFECT ON SUCCESSORS.  This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.  All of the obligations of the Company relating to the Exercise Shares issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant.  All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

14.          DESCRIPTIVE HEADINGS AND GOVERNING LAW.  The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

15.          LOST WARRANTS.  The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

16.          FRACTIONAL SHARES.  No fractional shares shall be issued upon exercise of this Warrant.  The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Exercise Price.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this               day of November, 2006.

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

	By:	/s/ Fabrizzio Busso-Campana
Name: Fabrizzio Busso-Campana
Title: Chief Executive Officer

ATTEST:

/s/ Peter Gallic
Secretary

EXHIBIT A

SUBSCRIPTION FORM

Date:                                    , 20

Crystal International Travel Group, Inc.

Attn:  President

Ladies and Gentlemen:

☐            The undersigned hereby elects to exercise the warrant issued to it by Crystal International Travel Group, Inc. (the “Company”) and dated                 , 2006 Warrant No. CW-    (the “Warrant”) and to purchase thereunder                                                                    shares of the Common Stock of the Company (the “Shares”) at a purchase price of                                              ($           ) per Share or an aggregate purchase price of                                                      ($           ) (the “Purchase Price”).

☐            The undersigned hereby elects to purchase                 shares of the Common Stock of the Company pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any, pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer.

Very truly yours,

By:

Title:

2